SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

                            ------------------------


                                   FORM 8 - K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 28, 2006


                              Data I/O Corporation
             (Exact name of registrant as specified in its charter)


                                   Washington
                 (State of other jurisdiction of incorporation)


         0-10394                                            91-0864123
     (Commission File Number)                 (IRS Employer Identification No.)


   10525 Willows Road N.E., Redmond, WA                              98073-9746
   (Address of principal executive offices)                           (Zip Code)


        Registrant's telephone number, including area code: (425) 881-6444


                                 Not Applicable
          (Former name or former address, if changed since last report)


                                Page 1 of 3 Pages


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Item 2.03 Creation of a Direct  Financial  Obligation or an Obligation  under an
Off-Balance Sheet Arrangement of a Registrant.

The information disclosed under Item 2.04 is incorporated into this Item 2.03.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.


On February 28, 2006, Data I/O entered into two agreements with its current landlord, one to early terminate the current headquarters building lease and a second agreement to lease a new facility.

The new facility lease agreement is for a term of 5 years for 39,901 square feet of building space commencing June 1, 2006 or such later completion date as provided for in the new construction provisions. The lease includes 4 months of free rent, $10 per square foot of tenant improvement allowance, and provisions for an additional five years renewal term. Base rent for the lease starts at $13.50 per square foot with annual 3% escalation in the base rent. For the five year lease this rent totals $2,680,283. In addition to base rent, a proportionate share of operating costs, taxes and allocable costs, expenses and liabilities shall be paid by Data I/O Corporation.

The Lease Termination Agreement provides for the early termination of the current Willows Road NE, Redmond, WA headquarters building lease. This lease had an original scheduled termination date of December 31, 2006. The new termination date shall be the later of 30 days after notice of completion of construction for the new building lease or July 7, 2006. Data I/O Corporation's obligation for operating expenses, taxes and additional rent shall be prorated according to that date. Data I/O shall pay an early termination fee equivalent to the prorated current lease base rent from that termination date to August 15, 2006. Based upon the earliest possible termination date this payment could be as high as $230,000.



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SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Data I/O Corporation

March 31, 2006                      By _/s/Joel S. Hatlen
                                    Joel S. Hatlen
                                    Vice President
                                    Chief Financial Officer
                                    Secretary and Treasurer